EXHIBIT 10.23
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT and Addendum attached hereto (collectively, this “Agreement”), dated as of November 1, 2016, is between Dice Inc., a Delaware corporation (the “Company”), with its principal place of business at 1040 Avenue of the Americas, New York, NY, 10018 and Luc Gregoire, an individual whose address is reflected in the Company’s records (the “Employee”).
In consideration of the Company’s securing the services of the Employee and the Employee’s undertaking employment with the Company, the Company and the Employee hereby agree to be bound by and comply with the following terms and conditions and agree as follows:
Section 1.At-Will Employment. The Employee acknowledges and agrees that his employment status is that of an employee-at-will and that Employee’s employment may be terminated by the Company or the Employee at any time with or without cause, subject to the terms and conditions in the Addendum hereto. The Employee’s start date shall be on or about November 1, 2016 (subject to the Employee’s commencing services, the “Employment Commencement Date”).
Section 2.Compensation. In consideration of the services to be rendered hereunder, the Employee shall be paid in accordance with the Addendum hereto.
Section 3.Employee Inventions and Ideas.
(a)The Employee will maintain current and adequate written records on the development of, and disclose to the Company, all Inventions (as defined herein). “Inventions” shall mean all ideas, potential marketing and sales relationships, inventions, copyrightable expression, research, plans for products or services, marketing plans, computer software (including, without limitation, source code), computer programs, original works of authorship, characters, know-how, trade secrets, information, data, developments, discoveries, improvements, modifications, technology, algorithms and designs, whether or not subject to patent or copyright protection, made, conceived, expressed, developed, or actually or constructively reduced to practice by the Employee solely or jointly with others during the term of the Employee’s employment with the Company, which refer to, are suggested by, or result from any work which the Employee may do during his employment, or from any information obtained from the Company or any affiliate of the Company.
(b)The Inventions shall be the exclusive property of the Company, and the Employee acknowledges that all of said Inventions shall be considered as “work made for hire” belonging to the Company. To the extent that any such Inventions, under applicable law, may not be considered work made for hire by the Employee for the Company, the Employee hereby agrees to assign and, upon its creation, automatically and irrevocably assigns to the Company, without any further consideration, all right, title and interest in and to such materials, including, without limitation, any copyright, other intellectual property rights, moral rights, all contract and licensing rights, and all claims and causes of action of any kind with respect to such materials. The Company shall have the exclusive right to use the Inventions, whether original or derivative, for all purposes without additional compensation to the Employee. At the Company’s expense, the Employee will assist the Company in every proper way to perfect the Company’s rights in the Inventions and to protect the Inventions throughout the world, including, without limitation, executing in favor of the Company or any designee(s) of Company patent, copyright, and other applications and assignments relating to the Inventions. The Employee agrees not to challenge the validity of the ownership by the Company or its designee(s) in the Inventions.
(c)Should the Company be unable to secure the Employee’s signature on any document necessary to apply for, prosecute, obtain, or enforce any patent, copyright, or other right or protection relating to any Invention, whether due to the Employee’s mental or physical incapacity or any other cause, the Employee hereby irrevocably designates and appoints the Company and each of its duly authorized officers and agents as the Employee’s agent and attorney in fact, to act for and in the Employee’s behalf and stead and to execute and file any such document, and to do all other lawfully permitted acts to further the prosecution, issuance, and enforcement of patents, copyrights, or other rights or protections with the same force and effect as if executed and delivered by the Employee.
Section 4.Proprietary Information.
(a)The Employee will not disclose or use, at any time either during or after the term of employment, any Confidential Information (as herein defined), except (i) at the request of the Company or an affiliate of the Company or (ii) as required in the performance of the Employee’s duties hereunder; provided, however, that if the Employee receives a request to disclose Confidential Information pursuant to a deposition, interrogation, request for information or documents in legal proceedings, subpoena, civil investigative demand, governmental or regulatory process or similar process, (A) the Employee shall promptly notify in writing the Company, and consult with and assist the Company in seeking a protective order or request for other appropriate remedy, (B) in the event that such protective order or remedy is not obtained, or if the Company waives compliance with the terms hereof, the Employee shall disclose only that portion of the Confidential Information which, based on the written advice of the Employee’s legal counsel, is legally required to be disclosed and shall exercise reasonable efforts to provide that the receiving person shall agree to treat such Confidential Information as confidential to the extent possible (and permitted under applicable law) in respect of the applicable proceeding or process and (C) the Company shall be given an opportunity to review the Confidential Information prior to disclosure thereof. “Confidential Information” shall mean all Company proprietary information, technical data, trade secrets, and know-how, including, without limitation, research, product plans, customer lists, customer preferences, marketing plans and strategies, software, development, inventions, discoveries, processes, ideas, formulas, algorithms, technology, designs, drawings, business strategies and financial data and information, including, but not limited to Inventions, whether or not marked as “Confidential.” “Confidential Information” shall also mean any and all information received by the Company from customers, vendors and independent contractors of the Company or other third parties subject to a duty to be kept confidential. Notwithstanding the foregoing, “Confidential Information” shall not include information that is or becomes generally known by the public other than by breach of this Agreement by, or other wrongful act of, the Employee.
(b)The Employee hereby acknowledges and agrees that all personal property, including, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints, and other documents, or materials, or copies thereof, Confidential Information as defined in Section 4(a) above, and equipment furnished to or prepared by the Employee in the course of or incident to his employment, including, without limitation, records and any other materials pertaining to Inventions, belong to the Company and shall be promptly returned to the Company upon termination of employment (or earlier at the Company’s request). Following termination, the Employee will not retain any written or other tangible or electronic material containing any Confidential Information or information pertaining to any Invention.
Section 5.Limited Agreement Not to Compete/Solicit.
(a)While employed by the Company and for a period of twelve (12) months after the termination of the Employee’s employment with the Company, the Employee shall not, directly or indirectly, as an employee, employer, consultant, agent, principal, partner, manager, stockholder, officer, director, or in any other individual or representative capacity, engage or participate in any business that is competitive with the business of the Company. Notwithstanding the foregoing, the Employee may own less than two percent (2%) of any class of stock or security of any corporation, which competes with the Company listed on a national securities exchange.

(b)While employed by the Company and for a period of twelve (12) months after the termination of the Employee’s employment with the Company, the Employee shall not, directly or indirectly, solicit for employment any person who was employed by the Company at the time of the Employee’s termination from the Company.
Section 6.Company Resources. Other than incidental personal use, the Employee may not use any Company equipment for personal purposes without written permission from the Company. The Employee may not give access to the Company’s offices or files to any person not in the employ of the Company without written permission of the Company.
Section 7.Post-Termination Period. Because of the difficulty of establishing when any idea, process or invention is first conceived or developed by the Employee, or whether it results from access to Confidential Information or the Company’s equipment, facilities, and data, the Employee agrees that any idea, invention, research, plan for products or services, marketing plan, computer software (including, without limitation, source code), computer program, original work of authorship, character, know-how, trade secret, information, data, developments, discoveries, technology, algorithm, design, patent or copyright, or any improvement, rights, or claims relating to the foregoing, shall be presumed to be an Invention if it is conceived, developed, used, sold, exploited or reduced to practice by the Employee or with the aid of the Employee within one (1) year after termination of employment. The Employee can rebut the above presumption if he proves the idea, process or invention (i) was first conceived or developed after termination of employment, (ii) was conceived or developed entirely on the Employee’s own time without using the Company’s equipment, supplies, facilities, personnel or Confidential Information, and (iii) did not result from or is not derived directly or indirectly, from any work performed by the Employee for the Company or from work performed by another employee of the Company to which the Employee had access.
Section 8.Injunctive Relief. The Employee agrees that the remedy at law for any breach of the provisions of Section 3, Section 4 or Section 5 of this Agreement shall be inadequate, the Company will suffer immediate and irreparable harm, and the Company shall be entitled to injunctive relief in addition to any other remedy at law which the Company may have.
Section 9.Severability. In the event any of the provisions of this Agreement shall be held by a court or other tribunal of competent jurisdiction to be unenforceable, the other provisions of this Agreement shall remain in full force and effect.
Section 10.Survival. Sections 3, 4, 5, 7, 8, 12, 13 and 14 and Section 3 of the Addendum survive the termination of this Agreement.
Section 11.Representations and Warranties. The Employee represents and warrants that (i) the Employee has the full right, authority and capacity to enter into this Agreement and perform his obligations hereunder, (ii) the Employee is not under any obligation to any third party which conflicts with, prevents, restricts or otherwise could interfere with the Employee’s performance under this Agreement, and (iii) the execution and delivery of this Agreement by the Employee shall not result in any breach or violation of, or a default under, any existing obligation, commitment or agreement to which the Employee is subject (including but not limited to any agreement not to disclose any proprietary information) including, without limitation, that of former employers; provided that notwithstanding the foregoing, in the event that the Employee determines that an action which the Company requests him to pursue (other than the entry into this Agreement and the commencement of employment with the Company) would cause him to violate any such agreement, so informs the Company, and the Company instructs him to proceed with such action, the Employee’s proceeding with such action shall not be deemed to be a violation of this representation and warranty.
Section 12.Governing Law. The validity, interpretation, enforceability, and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to its conflict of law rules.

Section 13.General. This Agreement supersedes and replaces any existing agreement between the Employee and the Company relating generally to the same subject matter, and may be modified only in a writing signed by the parties hereto. Failure to enforce any provision of this Agreement shall not constitute a waiver of any term herein. This Agreement contains the entire agreement between the parties with respect to the subject matter herein. The Employee agrees that he will not assign, transfer, or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Agreement. Any purported assignment, transfer, or disposition shall be null and void. Nothing contained in this Agreement shall prevent the consolidation of the Company with, or its merger into, any other corporation, or the sale by the Company of all or substantially all of its properties or assets, or the assignment by the Company of this Agreement and the performance of its obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns, and shall not benefit any person or entity other than those enumerated.
Section 14.Employee Acknowledgment. The Employee acknowledges (i) that he has consulted with or has had the opportunity to consult with independent counsel of his own choice concerning this Agreement and has been advised to do so by the Company, and (ii) that he has read and understands this Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment.
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IN WITNESS WHEREOF, this Agreement has been duly executed by the parties as of the date first written above.
DICE INC.
By: /S/ MICHAEL P. DURNEY
Name: MICHAEL P. DURNEY
Title: CHIEF EXECUTIVE OFFICER

/S/ LUC GREGOIRE
LUC GREGOIRE

Addendum to Employment Agreement - Luc Gregoire (the “Employee”)
Section 15.Title and Job Description. The Employee shall be employed on a full-time basis, as the Chief Financial Officer of the Company. In such capacity, the Employee shall be responsible for such duties and any other responsibilities reasonably assigned by the Company from time to time. The Employee shall report to the Chief Executive Officer of the Company.
Section 16.Compensation. In consideration of the services to be rendered hereunder: the Employee shall be paid an annual base salary of $340,000 per year (prorated for calendar year 2016) plus an annual bonus (the “Annual Bonus”) targeted at 50% of the Employee’s annual base salary, determined in accordance with the terms of the annual cash bonus plan applicable to the other senior executives of the Company (provided that the Annual Bonus in respect of calendar year 2016 shall not be less than $50,000), and payable in the year following the year in respect of which the Annual Bonus was determined, at the same time as annual bonuses are payable generally to the other senior executives of the Company.
On the Employment Commencement Date, the Employee shall receive restricted shares of the common stock (“Restricted Stock”) of DHI Group, Inc. (“Parent”) valued at $400,000 based on the closing price of Parent’s common stock as of the day immediately prior to the Employment Commencement Date, made pursuant to the terms and conditions of Parent’s 2012 Omnibus Equity Award Plan (the “Equity Plan”) and award documents thereunder. Subject to approval by the Compensation Committee (the “Compensation Committee”) of the Board of Directors of Parent (the “Board”), the Employee shall be eligible to receive a grant of Restricted Shares valued at $50,000 and a target number of performance share units valued at $200,000 (each valued as of the date of grant) at the same time as annual grants are made to other senior executives in 2017, pending approval by the Compensation Committee (which is expected to be in February or March 2017).
The Employee shall be eligible for all employee benefits under the Company’s benefit plans in effect from time to time, including health, life, dental, vision, short-term disability, and 401(k) Plan, in accordance with the terms and conditions of those benefit plans. The Employee shall be entitled to four (4) weeks of vacation per year (not including Company holidays) (prorated during the Employee’s first calendar year of employment based on the Employment Commencement Date).
Beginning in 2018, the Employee’s compensation shall be reviewed on at least an annual basis.
Section 17.Severance. In lieu of any severance pay or severance benefits otherwise payable to the Employee under any plan, policy, program or arrangement of the Company or its subsidiaries, the following shall apply:
(a)Subject to Section 3(d), if there is a Termination (as herein defined) of the Employee’s employment with the Company at any time prior to a “Change of Control” (as herein defined), the Employee (i) shall be immediately entitled to receive a lump-sum severance payment equal to one hundred percent (100%) of his then-current annual base salary, (ii) shall be entitled to receive, when bonuses are paid to other senior executives of the Company (but in no event later than March 15th of the year following the year of Termination), a Pro-Rata Bonus (as defined below); and (iii) accelerated vesting, effective upon such Termination, with respect to twenty-five percent (25%) of the shares of Company common stock underlying each of the Employee’s then-unvested equity-based awards (and the remaining unvested equity awards shall be immediately forfeited and expire); provided, that, with respect to any performance stock units (“PSUs”), such award shall vest as to twenty-five percent (25%) of the then-unvested portion of the PSUs based on the then-current target number of PSUs (and the remaining unvested PSUs shall be immediately forfeited).

For purposes of this Agreement, the “Pro-Rata Bonus” means an amount equal to the product of (A) the amount of the Employee’s then-current full-year bonus target, multiplied by (B) the Achieved Percentage (as defined below), multiplied further by (C) a fraction (the “Time-Based Fraction”), the numerator of which is the number of days elapsed from the commencement of the year of Termination through the date of Termination, and the denominator of which is 365. The “Achieved Percentage” means the percentage of the full-year bonus target deemed to be earned under the bonus plan based on actual performance through the end of the month in which the Termination occurs as compared to target performance through the end of the month in which the Termination occurs. If one or more of such performance criteria applicable under the bonus plan do not contain or specify a target through the end of the month in which the Termination occurs, then target performance for each such performance criteria through the end of the month in which the Termination occurs shall be deemed equal to the full-year target for such performance criteria multiplied by the Time-Based Fraction.
(b)Subject to Section 3(d), if there is a Termination of the Employee’s employment with the Company during the 12-month period immediately following the Change of Control, the Employee shall be immediately entitled to receive a lump-sum severance payment equal to (i) one hundred percent (100%) of his then current annual salary plus (ii) the amount of his then-current bonus target, and (iii) accelerated vesting with respect to 100% of his outstanding equity-based awards (if any); provided that with respect to any PSUs, the Employee shall vest in 100% of his unvested Earned CIC PSUs (defined and determined in accordance with the award agreement governing such PSUs).
(c)Subject to Section 3(d), following a Termination, the Employee shall be reimbursed for the cost of health insurance continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), in excess of the cost of such benefits that active employees of the Company are required to pay, for a period of twelve (12) months (or until the Employee obtains individual or family coverage through another employer, if earlier) (the “COBRA Period”), provided that the Employee elects COBRA coverage and subject to the conditions that: (i) the Employee is responsible for immediately notifying the Company if the Employee obtains alternative insurance coverage, (ii) the Employee will be responsible for the entire COBRA premium amount after the end of the COBRA Period; (iii) if the Employee declines COBRA coverage, then the Company shall not make any alternative payment to the Employee in lieu of paying for COBRA premiums, and (iv) such COBRA reimbursement payments shall be paid on an after tax basis as additional taxable compensation to the Employee (provided that the Employee shall be placed in the same economic position as if the Employee were an active employee).
(d)The severance pay and severance benefits described in the foregoing provisions of this Section 3 are expressly conditioned upon the Employee’s execution and delivery of the Company’s customary general waiver and release of claims in favor of the Company and its affiliates, that has become effective and irrevocable in accordance with its terms within 60 days following the date of termination of employment. All payments (including any payments that would have been made between the date of termination of employment and the effective date of such release but excluding any payments in respect of equity awards) shall be made as soon as practicable but in any event within 10 days following the effective date of such release. Any payments in respect of the settlement of equity awards (including equity awards that vested in accordance with this Section 3) shall be made in accordance with the agreements governing such grants.
(e)Upon termination of the Employee’s employment for any reason, this Agreement shall terminate (and the Company shall not have any obligation to provide any compensation or benefits to the Employee except as specifically contemplated herein).

Section 18.Definitions.
(a)For purposes of this Agreement only, a “Change of Control” of Parent shall be deemed to have occurred if at any time on or after the date of the Agreement one or more of the following events shall have occurred:
(i)the direct or indirect acquisition by any person or related group of persons (other than an acquisition from or by Parent or by a Company-sponsored employee benefit plan or by a person that directly or indirectly controls, is controlled by, or is under common control with, Parent) of beneficial ownership (within the meaning of Rule l3d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing more than fifty percent (50%) of the total combined voting power of Parent’s outstanding securities; or
(ii)any stockholder-approved transfer or other disposition of all or substantially all of Parent’s assets; or
(iii)Parent adopts any plan of liquidation providing for the distribution of all or substantially all of its assets; or
(iv)the consummation by Parent of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of Parent or the acquisition, of assets or stock of another corporation (a “Business Combination”), in each case, unless, following such Business Combination, (a) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding common stock and outstanding company voting securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns Parent or all or substantially all of Parent’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the outstanding Company common stock and outstanding Company voting securities, as the case may be, (b) no person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of Parent or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (c) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the incumbent board at the time of the execution of the initial agreement, or of the action of the board of directors, providing for such Business Combination; or
(v)a change in the composition of the Board over a period of thirty-six (36) months or less such that a majority of the Board members (rounded up to the next whole number) ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who are continuing directors.
(b)For purposes of this Agreement only, “Cause” shall mean (i) embezzlement by the Employee, (ii) misappropriation by the Employee of funds of the Company, (iii) conviction of a felony, (iv) commission of any other act of dishonesty which causes material economic harm to the Company, (v) acts of fraud or deceit by the Employee which causes material economic harm to the Company, (vi) material breach of any provision of this Agreement by the Employee, (vii) willful failure by the Employee to substantially perform such Employee’s duties hereunder, (viii) willful breach of fiduciary duty by the Employee to the Company involving personal profit or (ix) significant violation of Company policy of which the Employee is made aware (or such Employee should reasonably be expected to be aware) or other contractual, statutory or common law duties to the Company. No act, or failure to act on the part of the Employee, shall be deemed willful unless it is done, or omitted to be done, by the

Employee in bad faith or without reasonable belief that the Employee’s action or omission was in the best interests of the Company.
(c)For purposes of this Agreement only, “Good Reason” shall mean the occurrence of any of the following without the Employee’s consent: (i) a material diminution in the responsibilities, title and duties of the Employee compared to those existing immediately prior to a Change of Control; provided that if the Employee is chief financial officer of the Company’s business or business division following a Change of Control or if the Employee continues to have the responsibilities, title and duties consistent with those of a private company chief financial officer, the Employee shall not have Good Reason hereunder, (ii) a reduction in salary, incentive compensation and other employee benefits of the Employee compared to those existing immediately prior to the Change of Control, (iii) relocation of the Employee to an office more than 40 miles from the principal office at which the Employee is employed immediately prior to the Change of Control, (iv) any breach by the Company of this Agreement or (v) the failure of any successor to assume, in writing, all obligations under this Agreement.
(d)For purposes of the Agreement only, “Termination” shall mean (i) termination of the Employee’s employment by the Company without Cause (and other than due to death or disability), (ii) termination by the Employee for Good Reason upon or within the twelve (12) months after the occurrence of a Change of Control or (iii) termination by the Employee due to the relocation (prior to the occurrence of a Change of Control) of the Employee, without the Employee’s consent, to an office more than 40 miles from the principal office at which the Employee is then employed.
(e)Prior to resigning for Good Reason, the Employee shall give written notice to the Company of the facts and circumstances claimed to provide a basis for such resignation not more than thirty (30) days following his knowledge of such facts and circumstances, and the Company shall have thirty (30) days after receipt of such notice to cure such facts and circumstances (and if so cured then the Employee shall not be permitted to resign for Good Reason in respect thereof). Any termination of employment by the Employee for Good Reason shall be communicated to the Company by written notice, which shall include the Employee’s date of termination of employment (which, except as set forth in the preceding sentence, shall be a date not later than thirty (30) days after delivery of such notice).
Section 19.Withholding Taxes. All amounts payable hereunder shall be subject to and paid net of all required withholding taxes.